As filed with the Securities and Exchange Commission on December 14, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ABCELLERA BIOLOGICS INC.

(Exact name of registrant as specified in its charter)

British Columbia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2215 Yukon Street

Vancouver, BC V5Y 0A1

(604) 559-9005

(Address of Principal Executive Offices)

AbCellera Biologics Inc. Sixth Amended and Restated Stock Option Plan

AbCellera Biologics Inc. 2020 Share Option and Incentive Plan

AbCellera Biologics Inc. 2020 Employee Share Purchase Plan

(Full Title of the Plans)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sam Zucker

Deepa M. Rich

James Xu

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

(650) 752-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value per share	53,204,810 (2)	$0.74 (3)	$39,371,559.40	$4,295.44
Common Shares, no par value per share	20,017,660 (4)	$20.00 (5)	$400,353,200.00	$43,678.54
Common Shares, no par value per share	1,262,340 (6)	$20.00 (7)	$25,246,800.00	$2,754.43
Common Shares, no par value per share	2,700,000 (8)	$17.00 (9)	$ 45,900,000.00	$ 5,007.69
Total	77,184,810		$510,871,559.40	$55,736.10

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares which become issuable under the registrant’s 2020 Share Option and Incentive Plan (the “2020 Plan”), the registrant’s Sixth Amended and Restated Stock Option Plan (the “Prior Plan”), and the registrant’s 2020 Employee Share Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding common shares. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents common shares issuable upon the exercise of outstanding stock options awards under the Prior Plan as of the date of this Registration Statement. No further grants will be made under the Prior Plan. To the extent outstanding awards granted under the Prior Plan are cancelled, forfeited or held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by the registrant prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the common shares reserved for issuance pursuant to such awards will become available for issuance as common shares under the 2020 Plan. See footnote 4 below.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.74 per share, which is the weighted-average exercise price per share (rounded to the nearest cent) of the outstanding stock option awards under the Prior Plan as of December 10, 2020.

(4)

Represents 20,017,660 common shares reserved for future issuance under the 2020 Plan. In addition to the shares registered hereunder, to the extent that awards outstanding under the 2020 Plan or the Prior Plan as of the date of this Registration Statement are cancelled, forfeited or held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by the registrant prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the common shares reserved for issuance pursuant to such awards will become available for issuance as common shares under the 2020 Plan. The 2020 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 Plan on January 1 of each year beginning January 1, 2022. The number of shares added each January 1 will be equal to the lesser of: (i) 5% of the outstanding shares on the immediately preceding December 31 or (ii) such amount as determined by the registrant’s Compensation Committee of the registrant’s Board of Directors.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $20.00 per share, which is the initial public offering price per share of the registrant’s common shares set forth on the cover page of the registrant’s prospectus dated December 10, 2020, relating to its initial public offering.

(6)	Represents 1,262,340 common shares issuable upon the exercise of outstanding stock options granted under the 2020 Plan as of the date of this Registration Statement.
(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $20.00 per share, which is the exercise price per share of such outstanding stock option awards as of December 10, 2020.

(8)

Represents 2,700,000 common shares reserved for future issuance under the 2020 ESPP. The 2020 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 ESPP on January 1 of each year beginning January 1, 2022. The number of shares added each January 1 will be equal to the least of: (i) 1% of the outstanding shares on the immediately preceding December 31, (ii) 2,700,000 common shares, or (iii) such lesser amount as determined by the Compensation Committee of the registrant’s Board of Directors.

(9)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act, and based on 85% of $20.00, which is the initial public offering price per share of the registrant’s common shares set forth on the cover page of the registrant’s prospectus dated December 10, 2020 relating to its initial public offering. Pursuant to the 2020 ESPP, the purchase price of the common shares reserved for issuance thereunder will be 85% of the fair market value per common share on the first trading day of the applicable offering period or on the exercise date of the applicable offering period, whichever is less.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:

(a)

The prospectus filed by the registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on December 14, 2020, relating to the Registration Statement on Form S-1, as amended (File No. 333-250838), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

The description of the registrant’s common shares contained in the registrant’s Registration Statement on Form 8-A (File No. 001-39781), filed by the registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 8, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the common shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We are governed by the Business Corporations Act (British Columbia), or BCBCA. Under the BCBCA, and our new articles that will be in effect upon the closing of our initial public offering, we may (or must, in the case of our articles) indemnify all eligible parties against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of indemnity contained in our articles.

For the purposes of such an indemnification:

“eligible party,” in relation to the Company, means an individual who

•	is or was a director or officer of the Company;

•	is or was a director or officer of another corporation

•	at a time when the corporation is or was an affiliate of the Company, or

•	at the request of the Company; or

•

at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity and includes the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

•	is or may be joined as a party, or

•	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of the Company’s articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by its articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

•	indemnify the eligible party in respect of the proceeding; or

•	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of the Company, on the application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

•	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the court considers appropriate.

The BCBCA and our articles that will be in effect upon the closing of our initial public offering authorize us to purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company, a current or former affiliate of the Company or a corporation, partnership, trust, joint venture or other unincorporated entity at the request of the Company.

In addition, we have entered, or intend to enter, into separate indemnity agreements with each of our directors and officers pursuant to which we agree to indemnify and hold harmless our directors and officers against any and all liability, loss, damage, cost or expense in accordance with the terms and conditions of the BCBCA and our articles.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Articles of the Registrant (Incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838)).

4.2	Amended and Restated Investors’ Rights Agreement among the registrant and certain of its shareholders, dated March 23, 2020 (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838)).

5.1*	Opinion of Blake, Cassels & Graydon LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Armanino LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1	Sixth Amended and Restated Stock Option Plan, and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.12 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838)).

99.2	2020 Share Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.13 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838)).

99.3	2020 Employee Share Purchase Plan (Incorporated by reference to Exhibit 10.15 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838).

*	Filed herewith.

Item 9.	Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Province of British Columbia, Canada on the 14th of December, 2020.

ABCELLERA BIOLOGICS INC.

By:	/s/ Carl L. G. Hansen
Carl L. G. Hansen, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Carl L.G. Hansen, Ph.D. and Andrew Booth, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Carl L. G. Hansen Carl L. G. Hansen, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2020

/s/ Andrew Booth Andrew Booth	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2020

/s/ Véronique Lecault, Ph.D. Véronique Lecault, Ph.D.	Chief Operating Officer and Director	December 14, 2020

/s/ John Edward Hamer, Ph.D. John Edward Hamer, Ph.D.	Director	December 14, 2020

/s/ Michael Hayden, Ph.D. Michael Hayden, Ph.D.	Director	December 14, 2020

/s/ John S. Montalbano John S. Montalbano	Director	December 14, 2020

Signature	Title	Date

/s/ Peter Thiel Peter Thiel	Director	December 14, 2020

/s/ Tryn Stimart Tryn Stimart	Authorized Representative in the United States	December 14, 2020